MARRONE BIO INNOVATIONS, INC. ANNOUNCES CLOSING OF

PRIVATE PLACEMENT AND DEBT REFINANCING TRANSACTIONS

Proceeds Provide Resources to Execute Upon Business Strategy

Davis, CA, February 6, 2018 – Marrone Bio Innovations, Inc. (“MBI”) (NASDAQ: MBII), a leading provider of bio-based pest management and plant health products for the agriculture, turf and ornamental and water treatment markets, today announced the close of its $30 million private placement transactions with certain institutional accredited investors, including Ospraie Ag Science LLC (“Ospraie”), and the conversion of $45 million of MBI’s outstanding debt into equity.

MBI issued to the investors and converting debt holders an aggregate of 69,714,286 shares of its common stock, representing a weighted-average purchase price of $1.08 per share, together with warrants to purchase an aggregate of 46,476,189 shares of its common stock at a weighted-average exercise price of $1.03 per share. In addition, MBI issued 800,000 shares of its common stock and warrants to purchase 2,017,043 shares of its common stock at an exercise price of $1.00 per share to National Securities Corporation, a wholly owned subsidiary of National Holdings, Inc. (NASDAQ: NHLD), and its affiliates, in connection with its services as exclusive placement agent and financial adviser to MBI for the private placement and debt refinancing transactions.

“We are truly thrilled to have successfully closed the transactions, which will dramatically improve our balance sheet, flexibility and resources,” said Dr. Pamela G. Marrone, CEO and Founder of MBI. “We’d like to thank our team, advisors and investors for their hard work on this transformative financing. Looking forward, we will remain squarely focused on growing our company and shareholder value.”

Immediately after the closing of these transactions, MBI has a total of 102.0 million shares of common stock and $17.5 million in aggregate principal amount of indebtedness outstanding with a maturity date in 2022.

About Marrone Bio Innovations

BIO WITH BITE.

Marrone Bio Innovations, Inc. (NASDAQ: MBII) strives to lead the movement to a more sustainable world through the discovery, development and promotion of biological products for pest management and plant health. MBI’s effective and environmentally responsible pest management solutions help customers operate more sustainably while uniquely improving plant health and increasing crop yields. MBI’s currently available commercial products are Regalia®, Grandevo®, Venerate®, Majestene®, Haven® StargusTM, AmplitudeTM, ZeltoTM and Zequanox®. MBI also distributes Bio-tam 2.0® for Isagro USA and Jet-Ag® for Jet Harvest in most regions of the U.S.

Marrone Bio Innovations is dedicated to pioneering smart biopesticide solutions that support a better tomorrow for both farmers, turf managers and consumers around the globe. For more information, please visit www.marronebio.com.

Marrone Bio Innovations Contacts:

Pam Marrone, CEO and Founder

Telephone: +1 (530) 750-2800

Email: Info@marronebio.com

Investor Relations:

Greg Falesnik

Managing Director

MZ Group – MZ North America

Main: 949-385-6449

MBII@mzgroup.us

www.mzgroup.us